Exhibit 2.1

PURCHASE AND SALE AGREEMENT

Between

MAGNUM HUNTER RESOURCES CORPORATION,

as Seller

and

APPROACH OIL & GAS INC.,

as Buyer

Dated

October 29, 2010

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TABLE OF EXHIBITS

Exhibit A	Description of Property to be Sold
Exhibit B	Seller's Employees
Exhibit 4.6	Schedule of Claims
Exhibit 9.2(a)	Conveyance
Exhibit 9.2(d)	FIRPTA

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PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT dated October 29, 2010, is made by and between MAGNUM HUNTER RESOURCES CORPORATION (formerly known as Petro Resources Corporation), a Delaware corporation ("Seller"), and APPROACH OIL & GAS INC., a Delaware corporation ("Buyer").

W I T N E S E T H:

     WHEREAS, Seller desires to sell, bargain, assign, transfer and convey to Buyer, and Buyer desires to purchase and accept, certain oil and gas properties and related assets listed on Exhibit A; and

     WHEREAS, Seller and Buyer deem it in their mutual best interests to execute and deliver this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller and Buyer do hereby agree as follows:

Article I

Definitions and References

     Section 1.1 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

     "Adjusted Purchase Price" shall have the meaning assigned to such term in Section 3.1.

     "Agreement" shall mean this Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

     "Applicable Environmental Laws" shall mean any and all laws concerning protection of the environment, natural resources, or human health and safety or orders pertaining to health or the environment, including, without limitation, common laws, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, Occupational Safety and Health Act of 1970, all as amended, and any state Laws implementing or analogous to the foregoing federal Laws, and all other Laws relating to or regulating emissions, discharges, releases, or cleanup of any hazardous substances or wastes, each as amended from time to time.

     "Buyer's Losses" shall have the meaning assigned to such term in Section 11.1(a).

     "Closing" and "Closing Date" shall have the meanings assigned to such terms in Section 9.1.

     "Code" shall mean the Internal Revenue Code, of 1986, as amended from time to time, and any successor statute thereto.

     "Conveyance" shall have the meaning assigned to such term in Section 9.2(a).

     "Effective Date" shall have the meaning assigned to such term in Section 9.2(a).

     "Electing Party" shall have the meaning assigned to such term in Section 15.4.

     "Excluded Liabilities" shall have the meaning assigned to such term in Section 2.3.

     "Excluded Properties" shall have the meaning assigned to such term in Section 2.2.

     "Governmental Authority" means any federal, state provincial, municipal, local or other governmental legislature, department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

     "Indemnification Claim" shall have the meaning assigned to such term in Section 11.2(a).

     "Indemnitee" shall have the meaning assigned to such term in Section 11.2(a).

     "Intermediary" shall have the meaning assigned to such term in Section 15.4.

     "IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

     "Laws" means any federal, state, local or other law or governmental requirement of a Governmental Authority and of any kind, and the rules, regulations, guidelines, and orders promulgated thereunder, all of the foregoing as amended from time to time.

     "Material" shall mean any event, obligation, or document (as applicable) or change (whether current or reasonably foreseeable) that creates, or reasonably should be expected to create, an impact of Twenty Thousand and No/100 Dollars ($20,000.00), unless expressly indicated otherwise in this Agreement.

     "Oil and Gas Properties" shall have the meaning assigned to such term in Article II.

     "Prepaid Amounts" shall have the meaning assigned to such term in Section 10.1.

     "Properties" shall have the meaning assigned to such term in Article II.

     "Purchase Price" shall have the meaning assigned to such term in Section 3.1.

     "Response Period" shall have the meaning assigned to such term in Section 11.2(b).

     "Seller's Knowledge" shall mean the actual knowledge of the employees of Seller listed on Exhibit B, which are the current principal employees of Seller involved in matters relating to the matter to which the Knowledge qualifier relates, all after reasonable inquiry; provided that any claim or other matter with respect to the Properties for which Buyer has provided written notice to Seller prior to this Agreement shall not be included within Seller's Knowledge for purposes of this Agreement.

     "Seller's Losses" shall have the meaning assigned to such term in Section 11.1(b).

     "Seller's Representations" shall have the meaning assigned to such term in Section 4.12.

     "Survival Period" shall have the meaning assigned to such term in Section 15.1.

     "Tax" or "Taxes" means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

     "Taxing Authority" means the IRS and any other Governmental Authority responsible for the administration of any Tax.

     "Tax Return" means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of its subsidiaries, or any of their affiliates.

     "Third Party Claim" shall have the meaning assigned to such term in Section 11.2(a).

     Section 1.2 References, Titles and Construction.

     (a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

     (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

     (c) The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

     (d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

     (e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

     (f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

     (g) The word "or" is not intended to be exclusive and the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

     (h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

     (i) All references herein to "$" or "dollars" shall refer to U.S. Dollars.

     (j) The Exhibits listed in the Table of Exhibits are attached hereto. Each such Exhibit is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

Article II

Property to be Sold and Purchased

     Section 2.1 Property to be Sold and Purchased. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

     (a) The properties described in Exhibit A attached hereto and made a part hereof for all purposes;

     (b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal, beneficial or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands, leases, and wells described in Exhibit A (including interests in oil, gas and/or mineral leases covering such lands and wells, overriding royalties, production payments and net profits interests in such lands, such leases and wells, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals) whether such lands be described in a description set forth in such Exhibit A, or be described in such Exhibit A by reference to another instrument (and without limitation by any depth limitations that may be set forth in such Exhibit A or in any such instrument so referred to for description), even though Seller's interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit A;

     (c) All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders including those set forth on Exhibit A and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in paragraphs (a) and (b) above;

     (d) All rights, titles and interests of Seller in and to all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which are set forth on Exhibit A and which relate to any of the properties described in paragraphs (a), (b) and (c) above, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

     (e) All rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties described in paragraphs (a), (b) and (c) above, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto); and

     (f) All of Seller's lease files, abstracts and title opinions, production records, well files, accounting records (but not including general tax and general financial accounting records), seismic records and surveys, gravity maps, electric logs, and geological or geophysical data and records, which relate solely and exclusively to the properties described above.

     The properties and interests specified in the foregoing paragraphs (a), (b) and (c), except for the Excluded Properties, are herein sometimes collectively called the "Oil and Gas Properties," and the properties and interests specified in the foregoing paragraphs (a), (b), (c), (d), (e) and (f), except for the Excluded Properties, are herein sometimes collectively called the "Properties".

     Section 2.2 Excluded Properties. The Properties to be conveyed and assigned under this Agreement do not include the following (the "Excluded Properties"):

     (a) All rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Date or arising out of the production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date);

     (b) Any accounts receivable accruing before the Effective Date;

     (c) All corporate, partnership, financial, tax and legal (other than title) records of Seller; and

     (d) All hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date and all proceeds attributable thereto.

     Section 2.3 Excluded Liabilities. Except as explicitly specified in this Agreement, including Sections 2.4 and 11.1(b)(ii) and (iii) hereof, Buyer will not assume or be liable for any liabilities of the Seller with respect to the Properties for periods up to the Effective Date, including without limitation, all liabilities for Taxes of Seller that relate to the Properties for taxable periods (or portions thereof) ending before the Effective Date (the "Excluded Liabilities"). Seller shall timely perform, satisfy and discharge in accordance with their respective terms all such Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, nothing herein shall relieve Buyer from any of its obligations or liabilities under the applicable operating agreements relating to the Properties.

     Section 2.4 Assumed Obligations. Upon and after Closing, Buyer agrees to assume, and to pay and perform, all duties, obligations and liabilities of Seller after the Effective Date under all production sales (and sales related) contracts, leases, operating agreements, and other agreements and contracts which are set forth on Exhibit A and which relate to any of the Properties, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom.

Article III

Purchase Price

     Section 3.1 Purchase Price. In consideration of the sale of the Properties by Seller to Buyer, Buyer shall pay to Seller at Closing cash in the amount of $21,500,000.00 ("Purchase Price"). The Purchase Price shall be adjusted as provided in Section 10.2(a) (the Purchase Price, as so adjusted, and as the same may be otherwise adjusted by the mutual agreement of the parties, being called the "Adjusted Purchase Price").

     Section 3.2 Purchase Price Allocation. Seller and Buyer agree that they shall allocate the Purchase Price as adjusted hereunder, among the Properties for Tax purposes in a manner consistent with Section 1060 of the Code based upon the fair market value of the Properties (the "Purchase Price Allocation"). The Purchase Price Allocation shall be agreed upon on or before December 31, 2010. Seller and Buyer agree to file all Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the Purchase Price Allocation, and neither Seller nor Buyer shall take, or shall permit any subsidiary or affiliate to take, any position inconsistent with such Purchase Price Allocation on any Tax Return or otherwise, unless required to do so by applicable Law or a "determination" within the meaning of Section 1313(a)(1) of the Code.

Article IV

Representations and Warranties of Seller

     Seller represents to Buyer, as of the date of this Agreement, that:

     Section 4.1 Organization and Existence. Seller is a Delaware corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller is duly qualified to transact business and is in good standing in the State of Texas. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and in the regulations promulgated pursuant thereto).

     Section 4.2 Power and Authority. Seller has all necessary and appropriate authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Seller.

     Section 4.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     Section 4.4 Non-Contravention. Neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of any provision of any governing instruments of Seller, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound (except for consents to be obtained and liens to be released at Closing), (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Seller, or (d) violate any applicable Law, binding upon Seller or the Properties.

     Section 4.5 Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority or any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

     Section 4.6 Pending Litigation. Except as set forth on Exhibit 4.6, there are no pending suits, actions, notices of violations, or other proceedings or claims for which Seller has received written notice or, to Seller's Knowledge, any such threatened suits, actions, notices of violations, or other proceedings or claims in which (a) Seller is or may be a party which relate to Seller's Properties (including, without limitation, suits, actions, notices of violations, or other proceedings or claims challenging or pertaining to Seller's title to the Properties), or (b) that affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 4.7 Area of Mutual Interest and Other Agreements. Except for the areas of mutual interest set forth in the joint operating agreements described in Exhibit A, no Oil and Gas Property is subject to (or has related to it) any area of mutual interest agreements. No Oil and Gas Property is subject to (or has related to it) any farm-out or farm-in agreement, volumetric production payment, or other similar agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Date.

     Section 4.8 No Alienation. Within 120 days of the date hereof, Seller has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, Seller's Oil and Gas Properties other than production sold in the ordinary course of Seller's business.

     Section 4.9 No Oral Contracts. Seller has not entered into any Material oral contract with respect to the Properties which is still in force and effect.

     Section 4.10 Preferential Rights. None of the Oil and Gas Properties is subject to any preferential rights to purchase that will need to be waived in order for Seller to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Seller, or causing a forfeiture or termination of any right or interest of Seller in the Properties, or the transfer of such right or interest to Buyer, or giving any person a right (whether conditional or otherwise) to cancel or void any right or interest of Seller in the Properties or the transfer of such right or interest to Buyer.

     Section 4.11 Taxes.

     (a) (i) All Tax Returns required to have been filed by or with respect to Seller, as related to the Properties, have been duly and timely filed (taking into account any valid extension of time to file) for all Taxable periods with all Taxing Authorities, and no extensions of time to file with respect to such Tax Returns are currently outstanding, and all such Tax Returns are true, correct, and complete in all Material respects and accurately reflect in all Material respects the liability of Taxes of Seller, as related to the Properties; and (ii) all Taxes relating to the Seller's ownership of the Properties have been fully and timely paid.

     (b) To Seller's Knowledge, there has been no issue raised or adjustment proposed (and none is pending or expected by Seller) by the IRS or any other Taxing Authority with respect to liabilities for Taxes relating to Seller's ownership of the Properties.

     (c) There are no outstanding federal, state or local governmental liens or other encumbrances with respect to Taxes upon any of the Properties, except for liens with respect to real property Taxes not yet due and payable.

     (d) Seller is not a foreign person within the meaning of Section 1445 of the Code.

     (e) No Property is subject to a "partnership" as defined in Section 761 of the Code.

     Section 4.12 Disclaimer of Warranties. Other than those representations and warranties expressly set out in this Agreement and the Conveyance to be delivered at Closing, (collectively "Seller's Representations"), Seller hereby expressly disclaims any and all representations or warranties with respect to the Properties or the transaction contemplated hereby, and Buyer agrees that the Properties are being sold by Seller "where is" and "as is", with all faults. Specifically as a part of (but not in limitation of) the foregoing, Buyer acknowledges that, other than Seller's Representations, Seller has not made, and Seller hereby expressly disclaims, any representation or warranty (express, implied, under common law, by statute or otherwise) as to the condition of the Properties (INCLUDING WITHOUT LIMITATION, SELLER DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS). All of the disclaimers of representations, warranties or other matters in this Agreement are subject to Seller's Representations and are not meant to constitute a waiver or limitation of any claim against Seller for fraud.

Article V

Representations and Warranties of Buyer

     Buyer represents to Seller, as of the date of this Agreement and as of the date of the Closing, that:

     Section 5.1 Organization and Existence. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to transact business in the State of Texas.

     Section 5.2 Power and Authority. Buyer has all necessary and appropriate authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer.

     Section 5.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     Section 5.4 Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of any governing instruments of Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (d) violate any applicable Law binding upon Buyer.

     Section 5.5 Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority or any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

     Section 5.6 Pending Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Article VI

Certain Covenants of Seller Pending Closing

From the date hereof until Closing,

     Section 6.1 Restrictions on Certain Actions. Seller will not, without Buyer's prior consent:

     (a) propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells;

     (b) propose the conducting of any other operations which require consent under the applicable operating agreement;

     (c) propose the conducting of any other operations other than the normal operation of the existing wells on the Oil and Gas Properties;

     (d) propose the abandonment of any wells on the Oil and Gas Properties;

     (e) sell, transfer or abandon any portion of the Properties other than oil or gas produced from Oil and Gas Properties;

     (f) release (or permit to terminate), or modify or reduce its rights under, any oil, gas and/or mineral lease forming a part of the Oil and Gas Properties; or

     (g) make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, in each case if such action would have any material adverse effect on the Properties following the Closing; provided that, notwithstanding anything to the contrary in this Agreement (other than the adjustment provisions set forth in Article X with respect to the Prepaid Amounts), (i) Seller's obligation to approve, consent to, make any election with respect to or otherwise respond to any matter, or to pay any amounts pursuant to any AFE, JIB or drilling advance invoice or similar invoice, proposed or submitted to Seller by Buyer or any other person under the applicable operating agreements relating to the Properties, whether proposed or submitted prior to or on or after the date of this Agreement, shall be suspended and (ii) whether or not the Closing occurs, Seller shall not be deemed in breach or violation of such operating agreements on account of its failure to so approve, consent, elect, respond or pay during the period such obligation is suspended.

     Section 6.2 No Negotiation. Until the Closing, Seller will not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or entertain or consider the merits of or accept any inquiries or proposals from any person (other than Buyer) relating to any sale of any of the Properties or any similar transaction or arrangement involving any of the Properties, other than the sale of production from the Properties. Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller.

     Section 6.3 Notification of Certain Matters. Each party shall give prompt notice to the other party of (i) the discovery of any fact, information or circumstance which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Such notice shall expressly disclose, if such discovery of any additional fact, information or circumstance would have required disclosure on any Exhibit, that it was known as of the date of this Agreement. The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article VIII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Article VII

RESERVED

Article VIII

Conditions Precedent to the Obligations of the Parties to Close

     Section 8.1 Conditions Precedent to the Obligations of Buyer to Close. The obligations of Buyer to consummate the transactions contemplated this Agreement are subject to each of the following conditions being met:

     (a) Each of the representations and warranties of Seller contained in Article IV that is: (i) qualified by materiality (whether by reference to the terms "material," "materiality", "Material" or similar qualifiers set forth therein) shall be true and correct in all respects on and as of the Closing Date (giving effect to such materiality qualification) as if made on and as of such date (other than any such representation or warranty that by its terms addresses matters only as of another specified time, in which case such representation or warranty shall have been true and correct in all respects as of such time); and (ii) not so qualified by materiality shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than any such representation or warranty that by its terms addresses matters only as of another specified time, in which case such representation or warranty shall have been true and correct in all material respects as of such time).

     (b) Except for covenants, agreements and conditions qualified by "material" or "materiality" in which case compliance must be performed and complied with in all respects by Seller prior to or at the Closing, Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

     (c) Seller shall have delivered a certificate executed on behalf of Seller by an authorized representative of Seller dated the Closing Date, representing and certifying in such detail as Buyer may reasonably request that the conditions set forth in paragraphs (a) and (b) above have been fulfilled.

     (d) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any Governmental Authority seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

     If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Buyer is not in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Article XIV, Section 11.1(d) and Section 15.6, which will survive such termination).

     Section 8.2 Conditions Precedent to the Obligations of Seller to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

     (a) Each of the representations and warranties of Buyer contained in Article V that is: (i) qualified by materiality (whether by reference to the terms "material," "Material," or similar qualifiers set forth therein) shall be true and correct in all respects on and as of the Closing Date (giving effect to such materiality qualification) as if made on and as of such date (other than any such representation or warranty that by its terms addresses matters only as of another specified time, in which case such representation or warranty shall have been true and correct in all respects as of such time); and (ii) not so qualified by materiality shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than any such representation or warranty that by its terms addresses matters only as of another specified time, in which case such representation or warranty shall have been true and correct in all material respects as of such time).

     (b) Except for covenants, agreements and conditions qualified by "material" "Material" or "materiality" in which case such covenants, agreements and conditions must be performed and complied with in all respects by Buyer prior to or at the Closing, Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

     (c) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any Governmental Authority seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

     If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Seller is not in breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Article XIV, Section 11.1(d) and Section 15.6, which will survive such termination).

Article IX

Closing of Transaction

     Section 9.1 The Closing. The closing (herein called the "Closing") of the transaction contemplated hereby shall take place in the offices of Thompson & Knight L.L.P., at 1722 Routh Street, Suite 1500, Dallas, Texas, 75201, at 10:00 a.m. Central Time, on October 29, 2010, or at such other date and time as the Buyer and Seller may mutually agree upon (such date and time being herein called the "Closing Date").

     Section 9.2 Seller's Closing Obligations. At the Closing, Seller shall:

     (a) execute, acknowledge and deliver to Buyer a conveyance of the Properties (the "Conveyance"), in the form attached hereto as Exhibit 9.2(a), effective as to runs of oil and deliveries of gas as of 9:00 o'clock a.m., Local Time for the appropriate Properties on October 1, 2010 (the "Effective Date");

     (b) deliver a copy of the resolutions or other applicable documents evidencing authority by the governing body of Seller authorizing Seller to execute and deliver this Agreement and all related documents and instruments and to perform its obligations hereunder and thereunder, which copy shall be certified by the secretary or assistant secretary of Seller;

     (c) deliver to Buyer a certificate of existence and good standing issued by the Secretary of State of Delaware and dated no earlier than five business days prior to the Closing Date;

     (d) deliver original, executed releases for any liens on the Properties that secure Seller's credit facility or any other obligation of Seller with an adequate number of counterparts for recording said releases; and,

     (e) execute and deliver to Buyer an affidavit or other certification (as provided by the Code) that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Code (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder in the form attached hereto as Exhibit 9.2(d)).

     Section 9.3 Buyer's Closing Obligations. At the Closing, Buyer shall deliver to the Seller, by wire transfer in immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to the Adjusted Purchase Price.

Article X

Certain Accounting Adjustments

     Section 10.1 Adjustments. Appropriate adjustments shall be made between Buyer and Seller so that (a) all expenses (including all drilling costs, all capital expenditures, and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by third parties) which are incurred in the operation of the Properties on or after the Effective Date will be borne by Buyer, and all proceeds (net of applicable production, severance, and similar Taxes) from the sale of oil, gas and/or other minerals produced from the Oil and Gas Properties on or after the Effective Date will be received by Buyer, and (b) all expenses (including all drilling costs, all capital expenditures, and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by third parties)which are incurred in the operation of the Properties before the Effective Date will be borne by Seller and all proceeds (net of applicable production, severance, and similar Taxes) from the sale of oil, gas and/or other minerals produced from the Oil and Gas Properties before the Effective Date will be received by Seller. It is agreed that, in making such adjustments, all oil and all other hydrocarbons which were produced from the Oil and Gas Properties and which were, on the Effective Date, stored in tanks located on the Oil and Gas Properties and above pipeline connections shall be deemed to have been produced before the Effective Date (it is recognized that such tanks may not have been gauged on the Effective Date for the purposes of this Agreement and that determination of the volume of such oil in storage will be based on the best available data, which may include estimates). For purposes of this Section 10.1, oil in storage will be valued at the weighted average price for oil produced from the Oil and Gas Properties during the month of October 2010 after deduction for trucking, transportation and other expenses associated with the sale of oil and condensate. Ad valorem personal property and similar Taxes attributable to the Properties assessed with respect to a period which begins before, and ends after, the Effective Date shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date); it being expressly understood and agreed by the parties that such ad valorem personal property and similar Taxes will be based on the January 1, 2010 assessed values of the Properties, as reflected in the tax statement billings rendered by the applicable Governmental Authorities to Buyer, as operator, in 2010. Without limiting the foregoing allocation of liability for ad valorem and similar Taxes, Buyer shall be responsible for the administrative function of sending payment for the ad valorem and similar Taxes on the Properties to the appropriate Governmental Authority and for the filing of any related Tax Returns. No consideration shall be given to the local, state or federal income Tax liabilities of any party. For the avoidance of doubt, (a) any advances made by Seller prior to Closing for the drilling of wells or other operations on the Properties (the "Prepaid Amounts") and (b) any reimbursements, refunds, rebates, credits or adjustments received by Buyer at any time for severance taxes paid with respect to production from the Properties before the Effective Date or for any other expenses relating to the Properties which were charged to Seller,shall be subject to the foregoing adjustment provisions, and, in the case of the reimbursements, refunds, rebates, credits or adjustments referred to in clause (b) above, shall be credited to Seller.

     Section 10.2 Closing and Post-Closing Accounting Settlements

     (a) At or before Closing, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 10.1. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Buyer shall pay to Seller, at Closing (in addition to amounts otherwise then owed), the amount of such excess.

     (b) Within 10 business days after Closing, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 10.1 with respect to the Prepaid Amounts (to the extent such adjustments have not already been taken into account pursuant to paragraph (a) above), and shall make any such adjustments by appropriate payments from Buyer to Seller. These adjustments and the appropriate payments from Buyer shall be determined (i) on an individual AFE-by-AFE basis and (ii) independently of adjustments provided for in Section 10.1 with respect to expenses other than those relating to Prepaid Amounts, which such other adjustments shall be made pursuant to paragraphs (c) and (d) below.

     (c) On or before 45 days after Closing, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Section 10.1, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller.

     (d) Should any additional items which would be the subject of adjustments provided for in Section 10.1 above come to the attention of Buyer or Seller after such adjustments under paragraph (c) above are concluded, such adjustments shall be made by appropriate payments from Buyer to Seller or from Seller to Buyer.

     (e) Buyer shall afford Seller and its representatives reasonable access to, and furnish Seller with copies of, all Buyer's books and records and other documents pertaining to the items which are or should be the subject of the adjustments provided for in Section 10.1 to enable Seller to verify all such adjustments.

     Section 10.3 No Sales Taxes. No sales, transfer or similar Tax will be collected at Closing in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar Tax, at any time, for any reason, Buyer shall be responsible for all sales, transfer or other similar Taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto (regardless of the person liable for such Taxes under applicable Law) and shall remit such Taxes at that time. Seller and Buyer agree to cooperate with each other in all reasonable respects in demonstrating that the requirements for any exemption from such Taxes have been met.

Article XI

Post Closing Obligations

     Section 11.1 Indemnification Obligations

     (a) Seller shall, on the date of Closing, agree (and, upon delivery to Buyer of the Conveyance, shall be deemed to have agreed), subject to the limitations and procedures contained in this Section 11.1, and in Sections 11.2, 11.3, and 15.1, following the Closing, to remain responsible for and indemnify, defend and hold Buyer (and for purposes of Article XI, its directors, officers, employees and attorneys, contractors, subcontractors, and agents) harmless from and against any and all claims, obligations, actions, liabilities, damages, expenses (including, without limitation, court costs and consultants' and attorneys' fees) or losses (collectively, "Buyer's Losses") arising out of, relating to or caused by (i) any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement or any certificate delivered by Seller at the Closing, (ii) any personal injury (including death) or property damage sustained on or in connection with the Properties arising in any way from any actions conducted by Seller's directors, officers, employees, contractors and agents on the Properties prior to the Closing, or (iii) the Excluded Properties and Excluded Liabilities.

     (b) Buyer shall, on the date of Closing, agree (and, upon delivery to Buyer of the Conveyance, shall be deemed to have agreed), subject to the limitations and procedures contained in this Section 11.1, and in Sections 11.2, 11.3, and 15.1, following the Closing, to remain responsible for and indemnify, defend and hold Seller (and for purposes of Article XI, its affiliates and its and their respective directors, officers, employees and attorneys, contractors, subcontractors, and agents) harmless from and against any and all claims, obligations, actions, liabilities, damages, costs, expenses (including, without limitation, court costs and consultants' and attorneys' fees), or losses (collectively, "Seller's Losses") arising out of, relating to or caused by (i) any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement, (ii) the ownership or operation of the Properties after the Effective Date, or (iii) the condition of the Properties on, prior to or after the Effective Date (including, without limitation, all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Properties, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, Applicable Environmental Laws, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Effective Date. Notwithstanding anything to the contrary contained herein, Buyer shall not be obligated to indemnify or hold Seller harmless for any of Buyer's Losses.

     (c) Nothing in paragraphs (a) and (b) above shall be construed as overriding the adjustment procedure provided for in Article X.

     (d) Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Article VIII, shall not relieve either party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Article VIII because a party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

Section 11.2 Indemnification Procedures.

     (a) If indemnification pursuant to Sections 11.1(a) or 11.1(b) is sought, the party seeking indemnification (the "Indemnitee") shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim ("Indemnification Claim"), and, provided that the indemnifying party acknowledges that it is liable for the matters that gave rise to such Indemnification Claim, shall allow the indemnifying party to assume and conduct the defense of the claim or action and cooperate with the indemnifying party in the defense thereof, provided that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the Indemnification Claim arises from a third party claim ("Third Party Claim") against Indemnitee and the indemnifying party proves it was materially prejudiced by the failure to give such notice.

     (b) Within fifteen (15) business days ("Response Period") of receipt of an Indemnification Claim, the indemnifying party shall notify Indemnitee in writing whether or not it disputes that it is obligated to indemnify the Indemnitee as set forth in the Indemnification Claim. Further, if such Third Party Claim is undisputed by the indemnifying party, the indemnifying party shall have the right, within the Response Period, to assume and conduct the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party. The indemnifying party shall not control (but may participate at its own expense in the defense of), and the Indemnitee shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any Third Party Claim (i) as to which the indemnifying party fails to assume the defense within the Response Period or (ii) to the extent the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnitee which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnitee

     (c) The indemnifying party shall obtain the prior written approval of the Indemnitee, which approval shall not be unreasonably withheld, before making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnitee or if, in the opinion of the Indemnitee, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business, operations, assets or financial condition. No indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnitee of a full and unconditional release from all liability in respect of such Third Party Claim.

     Section 11.3 Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for Tax purposes.

     Section 11.4 Transfer of Files. Seller will use its best efforts to deliver to Buyer, within ten (10) days after the Closing, all of Seller's lease files, abstracts, and title opinions, production records, well files, accounting records (but not including general tax and general financial accounting records), seismic records and surveys, gravity maps, electric logs, and geological or geophysical data and records, which relate solely and exclusively to the Properties. Seller may retain copies of any files delivered to Buyer.

Article XII

Casualty Loss

     Section 12.1 Casualty Loss. In the event of damage by fire or other casualty to the Properties after the Effective Date and prior to the Closing, this Agreement shall remain in full force and effect, the Purchase Price will not be adjusted (except as provided in Article X), Buyer shall take title to the Property affected by such loss, and Seller shall assign to Buyer any insurance claims related to such damage or other casualty.

Article XIII

Notices

     Section 13.1 Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by facsimile (with receipt acknowledged), by registered or certified mail (postage prepaid), or by electronic communications, at the following addresses:

If to Seller:	Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056
Attention: Paul Johnston
Fax No.: (832) 369-6992
Email: pjohnston@magnumhunterresources.com

If to Buyer:	Approach Oil & Gas Inc.
One Ridgmar Centre
6500 West Freeway, Suite 800
Fort Worth, Texas 76116
Attention: Curtis Henderson
Fax No.: 817-989-9001
Email: chenderson@approachresources.com

With a copy to:	Thompson & Knight LLP
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attention: Debra Villarreal
Fax No.: 214-880-3167
Email: debra.villarreal@tklaw.com

All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address as provided above. Notices given by facsimile, if receipt is confirmed by the transmitting device, shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after recipient's normal business hours. Notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Article, at least ten (10) days prior to the effective date of such change of address.

Article XIV

Commissions

     Section 14.1 Commissions

     (a) Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

     (b) Buyer agrees to indemnify and hold harmless Seller from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Article XV

Miscellaneous Matters

     Section 15.1 Survival of Provisions. All representations and warranties of Seller or Buyer contained in this Agreement or in any certificate delivered at the Closing shall survive the Closing until the first anniversary of the Closing Date (the "Survival Period"). Any claim for indemnification with respect to such representations and warranties must be made prior to the expiration of the Survival Period. Notwithstanding the foregoing, the obligation of each party hereto to indemnify any other party hereto with respect to such representations and warranties shall continue after the expiration of the Survival Period, with respect to any matter of which the party seeking indemnity hereunder shall have given the other party written notice as provided herein prior to the expiration of the Survival Period.

     Section 15.2 Further Assurances. This transaction constitutes an assignment of the Seller's interests in Oil and Gas Properties and all related property. Seller intended to convey each property described in Exhibit A even though Seller's interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit A. In order to effectuate and provide Buyer with the benefits of the transactions contemplated hereby, after the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer including, solely at Buyer's request, the conveyance of agreements or contracts of type set forth in Section 2.1(d). Any additional properties conveyed pursuant to this Section 15.2 shall be deemed to be a Property for all purposes of this Agreement, including the indemnification, representation and warranty provisions contained herein.

     Section 15.3 Binding Effect; Successors and Assigns. The Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Neither party shall have the right to assign its rights or obligations under this Agreement, without the prior written consent of the other party first having been obtained.

     Section 15.4 Like-Kind Exchange. The Seller may structure all or a portion of the transaction contemplated in this Agreement relating to the Properties sold to the Buyer, as a like-kind exchange under Section 1031 of the Code in accordance with this Section 15.4 (Seller, if it so elects, herein called the "Electing Party"). Such transfer shall be effectuated by mutually acceptable instruments, including without limitation, an exchange agreement and related assignments and consents to assignment. If Electing Party elects to structure the transaction as a like-kind exchange, the Electing Party shall substitute a third party, qualified intermediary (the "Intermediary") as the Seller of all or a portion of the Properties. The Intermediary shall be designated in writing by the Electing Party prior to Closing. The Electing Party is and shall remain primarily liable for the full and timely performance of each and every one of the representations, warranties, indemnities, obligations, and undertakings ascribed to the Electing Party under this Agreement, notwithstanding its substitution of the Intermediary, and in the event of a breach by either Buyer, Seller, or the Intermediary, then Buyer or Seller may proceed directly against the other without the need to join the Intermediary as a party to any action. Neither party represents to the other party that any particular tax treatment will be given to the other party as a result of the Electing Party's election to structure the transaction as a like-kind exchange. Buyer shall not incur any additional costs expenses, fees, or liabilities as a result of or connected with expenses incurred in connection with the exercise of the rights under this Section 15.4. THE ELECTING PARTY SHALL PROTECT, INDEMNIFY, AND HOLD HARMLESS BUYER FROM ANY LIABILITY, DAMAGES, OR COSTS, INCLUDING REASONABLE ATTORNEYS' FEES, COURT COSTS, AND RELATED EXPENSES, THAT MAY ARISE IN CONNECTION WITH ITS SECTION 1031 EXCHANGE UNDER THIS SECTION.

     Section 15.5 Imbalances. On the date of Closing (and, upon the delivery to Buyer of the Conveyances), Buyer shall succeed to the position of Seller with respect to all gas imbalances. As a result of such succession Buyer shall (i) be entitled to receive any and all benefits, including payments of proceeds of production in excess of amounts which it would otherwise be entitled to produce and receive by virtue of ownership of the Oil and Gas Properties, which Seller would have been entitled to receive by virtue of such positions and (ii) shall be obligated to suffer any detriments (whether the same be in the form of obligations to deliver production which would have otherwise been attributable to its ownership of the Oil and Gas Properties without receiving full payment therefor, or be in the form of the obligation to make payment in cash) which Seller would have been obligated to suffer by virtue of such positions.

     Section 15.6 Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear and pay all expenses incurred by it in connection with the transaction contemplated by this Agreement. Buyer shall be responsible for all Conveyance and lien release recording fees and related costs and expenses.

     Section 15.7 Entire Agreement — Time of the Essence. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. Time is of the essence in this Agreement.

     Section 15.8 Public Statements. Either party may make any public disclosure regarding the existence of this Agreement it believes in good faith is required by applicable law, by the rules and regulations of the Securities and Exchange Commission or by the rules of any national securities exchange; and, if so required, the disclosing Party shall provide the other Party with a copy of such press release prior to the publication of such press release. This provision shall not be construed so as to limit either party's disclosures of or about this Agreement to regulatory authorities or to other parties as may otherwise be required by law, when in the opinion of the party's counsel such disclosure is so required.

     Section 15.9 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

     Section 15.10 Amendments. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

     Section 15.11 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to conflicts of laws principles requiring the application of the Laws of another State. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each of the parties hereby (a) irrevocably submits to the exclusive jurisdiction of the state and federal courts of Dallas County, Texas, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed; (ii) such suit, action or proceeding is brought in an inconvenient forum; or (iii) the venue of such suit, action or proceeding is improper.

     Section 15.12 Multiple Counterparts; Fax. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

     Section 15.13 Confidentiality. Provided the Closing has occurred, during the Survival Period, Seller shall keep all information related to the Properties in strict confidence and shall not disclose such information to any person, except (i) to its accountants, attorneys, and other representatives, (ii) as required by law or legal process or in connection with any legal proceeding, (iii) for information that was or becomes generally publicly available other than as a result of a disclosure by Seller in violation of this Agreement, (iv) for information that becomes available to Seller on a nonconfidential basis from a third party that to Seller's knowledge, is not bound by a similar duty of confidentiality (contractual, legal, fiduciary, or other), and (v) for press releases permitted under Section 15.8.

     Section 15.14 No Waiver. The failure of either party to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER: MAGNUM HUNTER RESOURCES CORPORATION
By:	/s/ Ronald Ormand
	Name:	Ronald Ormand
	Title:	Chief Financial Officer

BUYER: APPROACH OIL & GAS INC.
By:	/s/ J. Ross Craft
	Name:	J. Ross Craft
	Title:	President & CEO